“Exhibit 99.1”

99¢ ONLY STORES® REPORTS TOTAL SALES OF $332.1 MILLION AND SAME-STORE SALES INCREASE OF 7.2% FOR THE FIRST QUARTER OF FISCAL 2010 ENDED JUNE 27, 2009

COMMERCE, California – July 9, 2009 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $332.1 million for the first quarter of fiscal 2010 ended June 27, 2009.  This represents an increase of 8.9% over total sales of $304.9 million for the same quarter last year.  The Company’s overall retail sales in the first quarter of fiscal 2010 were $321.8 million compared to $294.7 million in the same quarter last year. For the Company’s non-Texas operations, retail sales in the first quarter of fiscal 2010 were $294.4 million compared to $265.5 million in the same quarter last year.

The Company's overall same-store sales for the first quarter ended June 27, 2009, increased 7.2%, with the number of same-store sales transactions increasing 6.0% and the average transaction up 1.2% to $9.56.  For the Company’s non-Texas operations, same-store sales were up 5.9% for this quarter, with the number of same-store sales transactions increasing 5.3% and the average transaction up 0.6% to $9.61. Same-store sales for the Company’s Texas operations were up 23.6% for this quarter, with the number of same-store sales transactions increasing 14.9% and the average transaction up 8.7% to $9.03.

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased with our solid first quarter same-store sales performance, which underscores the strength of our business model and ability to attract new customers and achieve strong sales results in a challenging economic environment. In Q1, our overall same-store sales increased by 7.2% and our non-Texas same-store sales increased by 5.9%.  Additionally, the same-store sales for our Texas stores increased by a robust 23.6%.  Q1 same-store sales were helped by the shift in the timing of the Easter holiday this year, and Texas comps were positively impacted by reverse cannibalization from Texas stores closed in March and April.”

“We believe that many middle to upper income consumers are coming into our stores for the first time for their household needs due to the recession. We expect that our broad selection of quality name brands, including over 50% food and beverage items, will help retain these new customers as long-term shoppers.  A growing number of customers are attracted to our deep value proposition and are turning to our stores for more of their everyday household needs including produce and other perishables.”

“We remain focused on continuing to improve operating efficiencies and profitability during fiscal 2010,” added Mr. Schiffer.  “We believe that we remain on track to achieve our long-term Profit Improvement Plan.”

“We look forward to discussing our first quarter of fiscal 2010 operating results and an update in regards to Texas during our first quarter earnings release and the related earnings conference call on August 5, 2009.”

During the first quarter of fiscal 2010, the Company opened two stores in California, re-opened one Texas store which closed last year due to a hurricane and closed 11 Texas stores. Gross and saleable retail square footage at the end of the first quarter of fiscal 2010 were 5.78 million and 4.55 million, respectively, a decrease over last year of 1.4% and 1.5%, respectively, in gross square footage and retail square footage due to the closure of 15 Texas stores over the past several months. As of June 27, 2009, the Company had 271 stores compared to 273 stores as of June 28, 2008. Gross and saleable retail square footage for the Company’s non-Texas stores at the end of the first quarter of fiscal 2010 were 5.00 million and 3.93 million, respectively, an increase over last year of 5.4% and 5.3% in gross square footage and retail square footage.  As of June 27, 2009, the Company’s non-Texas retail operations consisted of 238 stores, up 5.8% compared to 225 stores as of June 28, 2008.  Gross and retail square footage for the Company’s 33 stores in Texas were 0.78 million and 0.62 million, respectively, a decrease over last year of 30.3% in gross square footage and 30.4% retail square footage.

For fiscal 2010, the Company plans to open a total of 10 to 12 stores with the majority in the second half and all but two in California.

About 99¢ Only Stores®
Founded over 25 years ago, 99¢ Only Stores® currently operates 271 extreme value retail stores consisting of 201 stores in California, 33 in Texas, 25 in Arizona, and 12 in Nevada.  99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores.  Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods.  The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the business and growth strategies of the Company, new store openings, trends affecting the financial condition or results of operations of the Company and the results of the Company’s operational and other improvements, including pursuant to the Company’s profit improvement plan. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.